Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-3422) pertaining to the 1975 and 1981 Stock Option Plans and Stock Appreciation Rights Plan and in the Registration Statement (Form S-8 No. 333-166944) pertaining to the NACCO Industries, Inc. Executive Long-Term Incentive Compensation Plan of our reports dated February 29, 2012, with respect to the consolidated financial statements and schedules of NACCO Industries, Inc. and Subsidiaries, and the effectiveness of internal control over financial reporting of NACCO Industries, Inc. and Subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2011.

/s/ Ernst & Young LLP
Cleveland, Ohio
February 29, 2012